Question 77C

Strategic Equity Portfolio
AIM Capital Appreciation Portfolio
Van Kampen Enterprise Portfolio
MFS Total Return Portfolio
Salomon Brothers Strategic Total Return Bond Portfolio
Travelers Managed Income Portfolio
Pioneer Strategic Income Portfolio

Combined Special Shareholder Meeting of Travelers Series Fund, Inc.

Combined Special Shareholder Meeting of the Portfolios were held on June 29,
2005.

There was one Proposal submitted to shareholders. The Proposal was to approve or disapprove an Agreement and Plan of Reorganization
(the Reorganization Agreement) whereby each Portfolio, formerly of Travelers Series Fund, Inc., would be reorganized with and into a corresponding investment portfolio of The Travelers Series Trust (the "Trust"). The plan contemplated (a) the transfer of substantially all of the assets and all of the liabilities of each Portfolio to the corresponding Portfolio of the Trust (each a "Trust Portfolio" and, collectively, the "Trust Portfolios") in exchange for shares of the corresponding Trust Portfolio, and (b) the distribution of such shares of each Trust Portfolio to the stockholders of the corresponding Portfolio in connection with the liquidation of such Portfolio.

Under the terms of the Reorganization Agreement, each of the following Portfolios would be acquired by the corresponding Trust Portfolio listed opposite its name:

Portfolios                           		Trust Portfolios

Strategic Equity              			Strategic Equity Portfolio
Portfolio

AIM Capital Appreciation      			AIM Capital Appreciation
Portfolio                         				Portfolio

Van Kampen Enterprise         			Van Kampen Enterprise
Portfolio                          				Portfolio

MFS Total Return               			MFS Total Return Portfolio
Portfolio

Salomon Brothers Strategic    			Salomon Brothers Strategic
Total Return Bond Portfolio   			Total Return Bond Portfolio

Travelers Managed Income      			Travelers Managed Income
Portfolio                            				Portfolio

Pioneer Strategic Income      			Pioneer Strategic Income
Portfolio                            				Portfolio

The shareholders of each Portfolio approved the Proposal.

The following table sets forth the number of shares voted for, against and withheld as to the Proposal.

Strategic Equity Portfolio			Number of Shares
For							24,237,325
Against 						1,798,585
Withhold						2,845,499

Total							28,881,409

AIM Capital Appreciation Portfolio		Number of Shares
For							20,107,583
Against 						988,387
Withhold						2,767,096

Total							23,863,066

Van Kampen Enterprise Portfolio		Number of Shares
For							5,763,894
Against 						232,650
Withhold						485,865

Total							6,482,409

MFS Total Return Portfolio			Number of Shares
For							63,229,597
Against 						3,360,860
Withhold						7,138,614

Total							73,729,071

Salomon Brothers Strategic Total 		Number of Shares
Return Bond Portfolio
For							1,213,396
Against 						37,232
Withhold						167,542

Total							1,418,170

Travelers Managed Income Portfolio		Number of Shares
For							21,571,452
Against 						959,188
Withhold						2,368,398

Total							24,899,038

Pioneer Strategic Income Portfolio		Number of Shares
For							12,889,027
Against 						553, 682
Withhold						1,253,716

Total							14,696, 425